Exhibit 99.1

CEO’s Letter to Shareholders

MPET

May 28, 2013

Dear Shareholders,

In recent months, Magellan has made significant progress towards adjusting our corporate platform and realigning our capital structure and shareholder base. While I am proud of our achievements, I believe that Magellan will only deliver true value creation for its shareholders from developing our oil and gas assets. Towards that end, we have been working very diligently, and I would like to take this opportunity to update you on our operational progress as well as to explain why our recent capital raise places us on sound footing to successfully pursue our goals.

Operational Update

As we expressed at our January shareholder meeting and in various investor conferences since then, Magellan remains focused on four objectives: 1) developing a CO2 enhanced oil recovery (CO2-EOR) program and improving primary field production at our field at Poplar, 2) fully contracting our onshore Australian assets, 3) farming-out our offshore Australian exploration permit, and 4) realizing value from our acreage position in the United Kingdom. In spite of the relatively light news flow in recent months with respect to these efforts, we continue to make significant progress on all these fronts and expect to release the achievement of certain key operational milestones relatively soon.

Pursuing a CO2-EOR development at Poplar is the Company’s top priority. Among our various assets, we believe Poplar presents the greatest chance for upside potential with the lowest geologic and technical risks. We believe that bringing this field to full-scale EOR development could result in the addition of 50 million barrels of reserves to our books and could have a significant multiplier effect on our valuation. The first step in this process is a CO2-EOR pilot program, which we plan to commence this summer with five new wells. One of these wells will be used for the injection of CO2, and we will monitor production from the other four wells to evaluate the effectiveness of CO2-EOR at Poplar. Our evaluation period will take 12 to 24 months to complete, after which we hope to move to a full-field development. Currently, we are in the final stages of permitting the pilot program, and we are close to securing a CO2 supply source for the pilot.

With respect to our onshore Australian operations, our Palm Valley gas field and Dingo gas field are well positioned to provide the Company with significant stable and long-term cash flows in the relatively near term. Palm Valley is fully contracted and only awaiting a ramp-up in customer off-take volumes to achieve its maximum potential, which is expected to occur within eight to 12 months. After this ramp-up, the field will be selling gas at its full annual capacity of 1.4 Bcf. At Dingo, a field which has been idle since the 1980s, we are focused on contracting out the field’s gas reserves, and we expect to sign a gas supply agreement relatively soon. Once we have a firm customer, we can complete the engineering and construction of the Dingo pipeline and related facilities and be in a position to sell gas at or near full capacity in approximately 18 months. Together, if fully contracted, the Palm Valley and Dingo fields can provide the Company with up to $10 million of annual cash flow and in excess of $200 million in cumulative net cash flow (undiscounted) over the life of the assets.

With respect to NT/P82, our offshore Australian exploration block in the Bonaparte Basin, we are in the final stages of processing the seismic data acquired over the permit area. We initially believed that we would receive the results of the processing in May 2013; however, due to certain characteristics of the subsurface geology, we need to reprocess a portion of the data and thereby delay receipt of the final reprocessed results until July 2013. At that point we will promptly begin our interpretation effort. Pending completion of interpretation, we will initiate a farm-out process. Based upon recent similar deals in the Bonaparte Basin, our expectation with respect to a farm-out is to give up operatorship and a significant working interest in this permit area in exchange for carry on exploration wells over the prospective areas.

In the UK, we maintain a large acreage position in the Weald Basin, which we believe is a very promising unconventional play. In recent months, it appears that the regulatory and political climate has warmed considerably to unconventional production onshore UK. The Department of Energy and Climate Change recently lifted its moratorium on hydraulic fracturing, and the government is exploring new tax incentive proposals to encourage unconventional drilling onshore. We believe that these developments should have a favorable impact on the perceived value of our acreage. In order to substantiate this value, we, together with our partner Celtique Energie, plan to drill one or two evaluation wells at the end of 2013, through which we will gain a better understanding of the shale potential of our acreage. In the meantime, Magellan remains one of only three publicly traded companies to offer significant exposure to this emerging UK shale play.

Bridging the Funding Gap

Success in any one of our four operational areas of focus can materially impact the Company’s valuation. Achieving success, however, will require approximately $50 million of capital investment over the next two years: up to $20 million for the CO2-EOR pilot at Poplar; $20 million for the tie-in and development of Dingo; and $10 million for our participation in two UK evaluation wells. With this aggressive capital program in mind, we recently consummated a convertible preferred offering with One Stone Energy Partners for proceeds of $23.5 million. The significant size of this investment (approximately 50% of our market capitalization) and the deal’s attractive terms are together a strong vote of confidence in our assets’ potential. We look forward to working with One Stone both on our board and as part of our shareholder base.

Bridging the remaining funding gap is something we hope to accomplish without the issuance of further equity and the attendant ownership dilution for our existing shareholders. Our onshore Australian assets should soon be in a position to provide the basis for moderate borrowings as gas sales ramp up – this will answer a portion of our capital needs. More significantly, any of our international assets could be monetized, with proceeds reinvested in our core projects. This approach makes a lot of sense for our company and our shareholders, and the One Stone proceeds afford us the time we need to develop our non-core assets to a point at which we can achieve attractive valuations and maximize shareholder value.

Moving Ahead

I took over as CEO of Magellan about 18 months ago. At that time, we faced significant problems with our corporate platform and a slate of legacy corporate issues. We emerge from that period of turnaround today with a healthy balance sheet and four opportunities to create significant operational growth and drive material share price appreciation – a very attractive prospect for investors.

In my view, the link between that prospective value today and true value tomorrow is management execution. We have put together a first rate management and operational team, and I have full confidence in our collective ability to develop our assets successfully. Keeping this team together, focused, and aligned with shareholders throughout the coming growth phase will prove critical in accomplishing this development and thereby delivering shareholder returns. For this reason, we are developing a new management and employee incentive plan under which the vesting of equity awards will be tied heavily to the Company’s performance against our stated strategy. Under this plan, we will receive compensation only by delivering value to you, our shareholders.

With our corporate repositioning behind us, four assets primed for growth, and a solid management team in place, I am excited to execute our plan in the coming twelve to twenty four months. I look forward to announcing the achievement of the operational milestones I outlined above, and I thank you for your continued support.

Sincerely,

J. Thomas Wilson

President & CEO

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release including forecasts or projections that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “assume”, “believe”, “budget”, “estimate”, “expect”, “forecast”, “initial”, “plan”, “project”, and similar expressions are intended to identify forward looking statements. These statements about Magellan Petroleum Corporation and Magellan Petroleum Australia (collectively “the Company”) may relate to their businesses and prospects, planned capital expenditures, increases or decreases in oil and gas production, revenues, expenses, operating cash flows, and borrowings, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the timeliness of our acquisition of drilling permits related to our Poplar CO2-EOR project; our ability to enter into short and long term CO2 supply for our Poplar CO2-EOR project; our ability to enter into satisfactory agreements for the sale of natural gas from our Dingo field in Australia; the likelihood of success of a water shut-off program at Poplar Field; government regulation and oversight of drilling and completion activity in the United Kingdom; the uncertain nature of oil and gas prices in the United States, Australia, and the United Kingdom; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability of drilling, completion, and operating equipment and services; the results of 2D and 3D seismic related to the NT-P82 interest offshore Australia; whether and to what extent the Series A Preferred Stock will have a dilutive effect on the current holders of common stock; whether the Company will receive the expected benefits from the funds received in the Series A Preferred Stock offering; the likelihood that production at Mereenie reaches levels that would result in bonus payments to the Company; and other matters discussed in the “Risk Factors” section of The Company’s most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this report should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN

Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Pty Ltd, a successful independent oil and gas company in Australia and the UK in existence since 1964. The Company’s mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:

Matthew Ciardiello, Manager, Investor Relations at 720.484.2404